                                                                   Exhibit 10.31


                                  ALTON PLAZA
                            SECOND AMENDMENT TO LEASE
                             (Expansion of Premises)

        THIS SECOND AMENDMENT TO LEASE (this "AMENDMENT") dated for reference purposes only as of February 13, 2002, is entered into by and between ALTON PLAZA PROPERTY, INC., a Delaware corporation ("LESSOR" or "LANDLORD"), and ISTA PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Advanced Corneal Systems, Inc.) ("LESSEE" or "TENANT").

                                    RECITALS

        A. Lessor's predecessor in interest, Aetna Life Insurance Company, and Lessee entered into that certain Lease Agreement dated September 13, 1996 (the "ORIGINAL LEASE") for certain premises located at 15279 Alton Parkway, Suite 100, Irvine, California 92618 (the "EXISTING PREMISES"). The Existing Premises contain approximately 13,448 square feet of rentable area. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 27, 2001 (the "FIRST AMENDMENT"). The Original Lease as amended by the First Amendment is hereinafter referred to as the "LEASE". The term of the Lease is currently scheduled to expire on September 30, 2004.

        B. Landlord and Tenant presently desire to amend the Lease to, among other things, provide for the expansion of the Existing Premises.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms used herein shall have the same meanings as set forth in the Lease.

        2. Addition of the Expansion Premises. The increment of space located at 15273 Alton Plaza and labeled "EXPANSION PREMISES" on the attached Exhibit A-2 shall be added to the Existing Premises covered by the Lease on the date (the "EXPANSION PREMISES COMMENCEMENT DATE") Landlord has Substantially Completed (as defined in Section 4.2 below) the Tenant Improvements (as defined in Section 4.1 below) to be constructed in the Expansion Premises by Landlord pursuant to
Section 4 below, and shall remain a portion of the "Premises" (as defined below) throughout the Lease term until the Expansion Premises Expiration Date (as defined below). The Expansion Premises Commencement Date and the Expansion Premises Expiration Date shall be confirmed in writing by the parties following the occurrence of the Expansion Premises Commencement Date. Landlord and Tenant agree that for the purpose of the Lease and this Amendment, the Expansion Premises shall be deemed to contain approximately 5,238 square feet of space. As of the Expansion Premises Commencement Date, the Basic Lease Information Page of the Lease shall be modified to provide that the "Premises" consists of approximately 18,686 square feet (the combined Existing Premises and Expansion Premises shall hereinafter be referred to as the "PREMISES"). In addition, as of the Expansion Premises Commencement Date, the provisions of the Lease regarding Base Rent, Tenant's pro rata share of Operating Expenses, Tax Expenses, Common Area Utility Costs, administrative expenses and Utility Expenses, and the expiration of the term of the Lease, shall be modified, all as more specifically set forth in this Amendment.

        3. Estimated Commencement Date. Landlord estimates that the Expansion Premises Commencement Date will be May 1, 2002; provided, however, that the foregoing is an estimate only, and in all events if Landlord cannot deliver possession of the Expansion Premises to Tenant on or before the estimated Expansion Premises Commencement Date, such delay shall not render this Amendment void or voidable, or impose any liability upon Landlord for any loss or damage resulting therefrom, or operate to extend the term of the Lease or amend Tenant's obligations under the Lease (as amended by this Amendment). In no event shall Landlord be liable to Tenant for any delay in Substantial Completion of the Tenant Improvements caused or occasioned by strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the reasonable control of Landlord (each, a "FORCE MAJEURE EVENT"). Notwithstanding the foregoing, (i) in the event Substantial Completion does not occur by June 15, 2002 (as such date may be extended by a Tenant Delay or a Force Majeure Event(s), provided, however, that in no such event shall such date be extended by more than thirty (30) days because of Force Majeure Events) (the "RENT ABATEMENT DATE"), then Tenant shall receive one free day of Base Rent for each day of delay after the Rent Abatement Date; and (ii) in the event Substantial Completion does not occur by August 1, 2002 (as such date may be extended by a Tenant Delay or a Force Majeure Event(s), provided, however, that in no such event shall such date be extended by more than thirty
(30) days because of Force Majeure Events) (the "TRIGGER DATE"), Tenant may terminate this Amendment upon written notice (the "TERMINATION NOTICE") delivered to Landlord within five (5) business days after the Trigger Date electing to terminate this Amendment effective on the date which is five (5) business days after Landlord's receipt of the Termination Notice (the "TERMINATION DATE"); provided, however, that if Tenant timely delivers such Termination Notice, Landlord shall have the right to suspend the termination of this Amendment for a period of twenty (20) days (thereby extending the Termination Date for 20 days). In order to suspend the termination pursuant to the foregoing, Landlord must deliver to Tenant, within five (5) business days after receipt of Tenant's Termination Notice, notice of such suspension ("LANDLORD'S SUSPENSION NOTICE"). If Landlord delivers Landlord's Suspension Notice, and, within that 20-day suspension period, Substantial Completion occurs, Tenant's Termination Notice shall be of no further force or effect. If, however, Substantial Completion does not occur within that 20-day suspension period, this Amendment shall terminate at the end of the 20-day suspension period and Landlord shall promptly return to Tenant any advance payment of rent for the Expansion Premises and any other similar payment made by Tenant to Landlord. If prior to the Termination Date, as such date may have been postponed pursuant to this paragraph, Substantial Completion occurs, Tenant's Termination Notice shall be of no further force or effect.

        4. Expansion Premises As-Is. Tenant shall accept the Expansion Premises in their "as is" state and condition and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Expansion Premises or to otherwise prepare the Expansion Premises for Tenant's occupancy, except as specifically provided in this Section 4.

        4.1 Tenant Improvements. The space plan describing the improvements which Tenant desires to be constructed in the Expansion Premises, attached hereto as Exhibit G (the "SPACE PLAN"), has been approved by Tenant and Landlord. The Space Plan, as may be revised by Tenant from time to time with Landlord's written approval in accordance with the following provisions of this
Section 4, is hereinafter called the "FINAL PLAN", and the improvements to be performed in accordance with the Final Plan are hereinafter called the "TENANT IMPROVEMENTS". The Tenant Improvements shall not include trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property of Tenant. Landlord and Tenant shall cooperate with each other to resolve any space planning or other issues that are raised by applicable local, state or federal building codes during the planning, permit or construction process, but any delays associated with such efforts to resolve such space planning or other issues shall not be deemed a Tenant Delay (unless Tenant fails to timely cooperate with Landlord with regard to such matters). Landlord hereby approves Tenant's right to install its security system in the Expansion Premises, provided Tenant complies with the provisions of the Lease applicable to such installation.

        4.2 Construction. The Tenant Improvements shall be constructed in the Expansion Premises, using Building standard finishes and specifications, by a general contractor selected by Landlord ("LANDLORD'S CONTRACTOR"). Landlord shall cause Landlord's Contractor to perform construction of the Tenant Improvements in accordance with the Final Plan, in a good and workmanlike manner. Landlord will bear all costs and expenses to perform the work shown on the Final Plan, including the cost of all permits and other governmental approvals, except as otherwise provided herein. "SUBSTANTIAL COMPLETION" of the Tenant Improvements shall be deemed to have occurred on the date on which (i) Landlord's architect certifies that the Tenant Improvements have been completed pursuant to the Final Plan, subject only to the completion or correction of Landlord's Punch List Items; (ii) a certificate of occupancy or temporary certificate of occupancy (or its equivalent) for the Expansion Premises has been issued by the governmental agency responsible for issuing such certificate in the county in which the Expansion Premises are located; and (iii) Landlord has delivered possession of the Expansion Premises to Tenant in the condition required under this Amendment. Notwithstanding the foregoing, Landlord warrants that for sixty (60) days following the Expansion Premises Commencement Date the heat, air conditioning and ventilating ("HVAC") equipment, and the electrical and plumbing systems serving the Expansion Premises are warranted to be in good working order. Landlord shall repair any defective or malfunctioning component of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction within thirty (30) days of the Expansion Premises Commencement Date. "PUNCH LIST ITEMS" shall mean minor items of incomplete or defective work or materials in the improvements called for in the Final Plan, which do not materially impair Tenant's use of the Expansion Premises for the conduct of Tenant's business therein. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be obligated to remove, during the term of the Lease or at the expiration or sooner termination of the term of the Lease, any of the Tenant Improvements.

        4.3 Changes. If Tenant desires any change, addition or alteration in or to the Final Plan ("CHANGE"), Tenant shall submit to Landlord for Landlord's review and written approval, which approval Landlord shall not unreasonably withhold, revised plans prepared by an architect incorporating the requested Change and clearly identifying the same as such on the revised plans. If Landlord approves any proposed Change, Landlord shall give Tenant the estimated cost of the Change and the amount of time the Landlord estimates the Change will delay Substantial Completion. Landlord will use reasonable care in preparing the estimates, but they shall be estimates only and will not limit Tenant's obligation to pay for the actual cost of the Change. Within two (2) business days after receipt of such cost and delay estimates, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant fails to approve the Change within such two (2) business day period, construction of the Tenant Improvements shall continue as provided in accordance with the Final Plan as it existed prior to the requested Change. If Tenant approves the Change, Landlord shall proceed with the Change. If the Change increases the cost of the Tenant Improvements, then Tenant shall be liable for the additional cost, which cost shall be payable within thirty (30) days of Landlord's written demand therefor. If the Change causes a delay in Substantial Completion of the Tenant Improvements, Tenant's obligation to pay rent for the Expansion Premises shall be accelerated as provided in Section 4.4 below. Landlord shall not make any material changes to the Final Plan without first obtaining Tenant's approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed, and any such material changes without such approval shall be at Landlord's sole cost and expense.

        4.4 Tenant Delays. Tenant shall be responsible for, and shall pay to Landlord any and all costs and expenses incurred by Landlord in connection with any delay in Substantial Completion and any increase in the cost of Tenant Improvements caused by (i) any Changes requested by Tenant in the Tenant Improvements shown on the Final Plan (including any cost or delay resulting from proposed Changes that are not ultimately made), (ii) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any Change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay),
(iii) the inclusion in the Tenant Improvements of any so-called "long lead" materials (such as fabrics, panellings, carpeting or other items that must be imported or are of unusual character or limited availability) which Landlord has informed Tenant, at the time Tenant selects such item(s), are long-lead items,
(iv) any delay by Tenant in responding to inquiries within the time provided in this Amendment or, if not specified, within commercially reasonable time periods, regarding the construction of the Tenant Improvements or in granting Tenant's approval of materials or finishes for the Tenant Improvements, or (v) any other delay requested or proximately caused by Tenant. Each of the foregoing is referred to herein as a "TENANT DELAY". Landlord shall provide Tenant written notice promptly following the occurrence of any Tenant Delay specifying Landlord's good faith estimate of the duration thereof.

        5. Base Rent. To reflect the addition of the Expansion Premises to the Lease, effective as of the Expansion Premises Commencement Date, and continuing thereafter through the Expansion Premises Expiration Date (as defined below), Tenant shall pay to Landlord Base Rent in advance on or before the first day of each calendar month, for the Expansion Premises, as follows:

               For the Period:                      Base Rent:
               --------------                       ---------
               First Lease Year                     $6,809.40 per month
               Second Lease Year                    $7,071.30 per month
               Third Lease Year                     $7,333.20 per month


Notwithstanding the foregoing, if Substantial Completion is delayed as a result of a Tenant Delay, then the Expansion Premises Commencement Date shall be deemed to be the date that Substantial Completion would have occurred but for any Tenant Delay. The first "LEASE YEAR" shall be the period commencing on the Expansion Premises Commencement Date (as such date may be accelerated pursuant to the preceding sentence) and ending on the last day of the twelfth (12th) full calendar month thereafter. Each twelve (12) calendar month period thereafter shall constitute a "LEASE YEAR." The "EXPANSION PREMISES EXPIRATION DATE" shall be the last day of the third Lease Year. Tenant shall continue to pay Base Rent for the Existing Premises as set forth in the Lease.

        6. Modification of Tenant's Percentage Share. To reflect the addition of the Expansion Premises to the Lease, effective as of the Expansion Premises Commencement Date, the provisions of Article 6 of the Lease shall apply to the Expansion Premises and Tenant's pro rata share shall be 2.43% with respect to the Expansion Premises.

        7. Modified Provision. Effective as of the date hereof, Section 14 of the Original Lease is hereby modified as follows:

        7.1 Deletion. The fourth, fifth, sixth and seventh grammatical sentences of Section 14.A. of the Original Lease (Landlord's recapture right) are hereby deleted in their entirety and shall be of no further force or effect.

        7.2 Addition. The following language is hereby added as Section 14.D. to the Original Lease:

        "D. ASSIGNMENT TO AFFILIATES. Notwithstanding anything to the contrary in this Section 14, Lessee may assign this Lease or sublet the Premises or any portion thereof, without Lessor's consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Lessee or Lessee's parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, or the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with Lessee or Lessee's parent, or to any person or entity which acquires substantially all the assets of Lessee as a going concern (collectively, an "Affiliate"), provided that (i) Lessor receives written notice of an assignment or subletting promptly after such assignment or subletting, (ii) the Affiliate has a net worth at least equal to the net worth of Ista Pharmaceuticals, Inc. as of the date of the Second Amendment to Lease, (iii) the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Lessee's obligations under this Lease, and (v) Lessor receives a fully executed copy of an assignment or sublease agreement between Lessee and the Affiliate."

        7.3 Casualty Damage. The following language is hereby added to Section 27 of the Original Lease:

               "D. If damage occurs to the Existing Premises and the damage cannot be repaired within 270 days from the date of such damage, Tenant may elect to terminate this Lease within fifteen (15) days after Landlord informs Tenant of the expected duration of the period of repair or restoration, as follows: (i) solely with respect to the portion of the Existing Premises so damaged, or (ii) if the entirety of the Existing Premises has been made untenantable by such damage, Tenant may terminate the Lease with respect to the entirety of the Premises. If damage occurs to the Expansion Premises and the damage cannot be repaired within 270 days from the date of such damage, Tenant may elect to terminate this Lease within fifteen (15) days after Landlord informs Tenant of the expected duration of the period of repair or restoration, as follows: (x) solely with respect to the portion of the Expansion Premises so damaged, or (y) if the entirety of the Expansion Premises has been made untenantable by such damage, Tenant may terminate the Lease solely with respect to the Expansion Premises.

        7.4 Condemnation. The following language is hereby added to Section 28 of the Original Lease:

        "If twenty-five percent (25%) or more of the Existing Premises is Condemned, Tenant may elect to terminate this Lease within fifteen (15) days after Landlord informs Tenant of the expected extent of such condemnation, as follows: (i) solely with respect to the portion of the Existing Premises so Condemned, or (ii) if the entirety of the Existing Premises has been made untenantable by such condemnation, Tenant may terminate the Lease with respect to the entirety of the Premises. If twenty-five percent (25%) or more of the Expansion Premises is Condemned, Tenant may elect to terminate this Lease within fifteen (15) days after Landlord informs Tenant of the expected extent of such condemnation, as follows: (x) solely with respect to the portion of the Expansion Premises so Condemned, or (y) if the entirety of the Expansion Premises has been made untenantable by such condemnation, Tenant may terminate the Lease solely with respect to the Expansion Premises.

        8. Temporary Premises. Notwithstanding anything to the contrary in this Amendment, effective March 1, 2002, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises in the Complex located at 15225 Alton Parkway, Suite 200, Irvine, California, containing approximately 4,671 square feet, as temporary premises (the "TEMPORARY PREMISES") for the operation of Tenant's business. The Temporary Premises shall be leased to Tenant in its "as is" condition under all the terms and conditions of the Lease, including without limitation Sections 12 and 13, subject to the following:

        8.1 Base Rent. Base Rent for the Temporary Premises shall be $2,000.00 per month, commencing March 1, 2002 and continuing through the end of the term for the Temporary Premises.

        8.2 Tenant's Proportionate Share. Tenant's proportionate share shall be 0.93%.

        8.3 Alterations. Tenant shall not make any Alterations to the Temporary Premises, except that Tenant may install, at Tenant's sole cost and expense, its data and telecommunications wiring and cabling and its own security system (the "TEMPORARY PREMISES IMPROVEMENTS"), all in accordance with the provisions of the Lease. Upon execution of this Amendment by Landlord and Tenant, Landlord shall provide Tenant with access to the Temporary Premises for the sole purpose of installing the Temporary Premises Improvements; such early access shall be subject to all of the terms and conditions of the Lease, except for the payment of Base Rent for the Temporary Premises which shall not be payable until March 1, 2002 as provided in Section 8.1 above.

        8.4 Term for Temporary Premises. Tenant's lease of the Temporary Premises shall terminate on the date which is fifteen (15) calendar days following the Expansion Premises Commencement Date; provided, however, that if the Expansion Premises Commencement Date does not occur by September 1, 2002, on such date the lease of the Temporary Premises shall convert to a month-to-month tenancy, which may be terminated by either party upon not less than thirty (30) days prior written notice to the other party.

        9. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Zuvich Cannon & Associates ("TENANT'S BROKER") and Legacy Partners ("LANDLORD'S BROKER") and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman other than Landlord's Broker for a commission, finder's fee or other compensation as a result of Tenant's entering into this Amendment. Landlord shall pay a commission to Tenant's Broker pursuant to a separate agreement.

        10. Parking. Effective as of the Expansion Premises Commencement Date, in addition to the parking spaces currently allocated to Tenant under the Lease, Tenant shall have use of seventeen (17) nonexclusive and undesignated parking spaces, subject to the terms of the Lease.

        11. Signage. Subject to (i) compliance with Landlord's signage criteria attached hereto as Exhibit H, (ii) compliance with all applicable rules, regulations and laws, and (iii) the approval of any governmental authority with jurisdiction over the building in which the Expansion Premises are located, Tenant shall have the right to install building-side signage similar to that on the Existing Premises and building door signage with respect to the Expansion Premises.

        12. Expiration of Lease Term and Expansion Premises Termination Date. The parties acknowledge that the term of the Lease with respect to the Existing Premises is currently scheduled to expire on September 30, 2004 (the "EXISTING PREMISES EXPIRATION DATE"), which date is prior to the Expansion Premises Expiration Date. Accordingly, as of the Existing Premises Expiration Date, the Lease shall terminate, in accordance with its terms, as to the Existing Premises, and the Lease shall remain in full force and effect as to only the Expansion Premises through the Expansion Premises Expiration Date, unless sooner terminated in accordance with the Lease. The parties further acknowledge and agree that, as of the Existing Premises Expiration Date: (i) the amount of Base Rent that Tenant is obligated to pay under the Lease shall be reduced to the then applicable monthly Base Rent amount for the Existing Premises as set forth in Section 5 of this Amendment; and (ii) Tenant's percentage share of Operating Expenses, Tax Expenses, Common Area Utility Costs, administrative expenses and Utility Expenses shall be 2.43%.

        13. Authority. Tenant hereby covenants and warrants that (a) Tenant is in good standing under the laws of the States of California and Delaware, (b) Tenant has full corporate power and authority to enter into this Amendment and to perform all Tenant's obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

        14. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

        15. Exhibits. Exhibits A-2, G and H attached hereto shall be incorporated into the Lease, as amended hereby.

        16. Entire Agreement. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

        17. Incorporation. The Lease, as modified herein, remains in full force and effect, and the parties hereby ratify the same. This Amendment shall be binding upon the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:                                   TENANT:

ALTON PLAZA PROPERTY, INC.,                 ISTA PHARMACEUTICALS, INC.,
a Delaware corporation                      a Delaware corporation


By:                                         By:
   -------------------------                   ---------------------------

Name:                                       Name:
     -----------------------                    --------------------------

Title:                                      Title:
     -----------------------                    --------------------------


                                            By:
                                               ---------------------------

                                            Name:
                                                 -------------------------

                                            Title:
                                                  ------------------------

                                   EXHIBIT A-2

                           PLAN OF EXPANSION PREMISES





                                     A-2-1

                                    EXHIBIT G

                                   SPACE PLAN

                                    EXHIBIT H

                           LANDLORD'S SIGNAGE CRITERIA



                                      H-1